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                                                                   Exhibit 99(j)


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form N 1-A of the Staar Investment Trust of our report dated February 28, 2000 on the Statement of Assets and Liabilities including the schedules of investments as of December 31, 1999, Statements of Operations and Cash Flow for the year then ended and the Statements of Changes in Net Assets and the selected per share data and ratios for the periods indicated.



                                                 /s/ Carson & Co.
                                                 ----------------------------
                                                 Carson & Co.
                                                 Certified Public Accountants


Sewickley, PA

March 10, 2000